Exhibit 3.8

AGREEMENT OF LIMITED PARTNERSHIP
OF
CENTEX LAND VISTA RIDGE LEWISVILLE III, L.P.

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TABLE OF CONTENTS
(continued)

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AGREEMENT OF LIMITED PARTNERSHIP
OF
CENTEX LAND VISTA RIDGE LEWISVILLE III, L.P.
          This AGREEMENT OF LIMITED PARTNERSHIP OF CENTEX LAND VISTA RIDGE LEWISVILLE III, L.P. (this “Agreement”) is entered into as of the 22nd day of June, 2004 by and between Centex Land Vista Ridge Lewisville III General Partner, LLC, a Delaware limited liability company (the “General Partner”), and Centex Home Equity Company, LLC, a Delaware limited liability company (the “Limited Partner”).
WITNESSETH:
          WHEREAS, the General Partner caused to be filed with the Secretary of State of the State of Delaware a Certificate of Formation (the “Certificate”) to form a Delaware limited partnership for Centex Land Vista Ridge Lewisville IIII, L.P., as a Delaware limited partnership (the “Partnership”).
          WHEREAS, the General Partner and the Limited Partner desire to set forth their respective rights and obligations relating to the Partnership.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be bound legally, have agreed and by these presents do agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1 Definitions. As used in this Agreement the following terms shall have the following meanings:
          “Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.
          “Adjusted Capital Account” shall have the same meaning as defined in Section 4.2(d) hereof.
          “Affiliate” shall mean, with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Book Basis” of any asset of the Partnership shall mean the adjusted basis for federal income tax purposes of such asset, except in the case of any asset contributed by a Partner to the Partnership or any asset owned by the Partnership on the date of a Revaluation, in which case “Book Basis” shall mean the fair market value of such asset on the date of the contribution or Revaluation, as subsequently adjusted (e.g., for depreciation or amortization) in accordance with federal income tax principles.

           “Capital Account” shall mean, with respect to each Partner, (A) the aggregate of (i) the amount of money and the fair market value of property (determined without regard to section 7701(g) of the Code) (net of liabilities secured by such property that the Partnership is considered to assume or take subject to) contributed to the capital of the Partnership by such Partner; (ii) allocations to it of Partnership income and gain pursuant to Section 4.2 hereof; and (iii) other items constituting positive adjustments to partnership capital accounts pursuant to the Code and the Treasury Regulations thereunder; decreased by (B) the aggregate of (i) the amount of money distributed to it by the Partnership; (ii) allocations to it of Partnership loss and deduction pursuant to Section 4.2 hereof, (iii) the fair market value (without regard to section 7701(g) of the Code) of property distributed to it by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to); and (iv) other items constituting negative adjustments to partnership capital accounts pursuant to the Code and the Treasury Regulations thereunder. For determining Capital Accounts, the realization, recognition and classification of any item of income, gain, loss or deduction shall be the same as its realization, recognition and classification for federal income tax purposes, except that: (x) any unrealized income, gain, loss and deduction associated with property that is distributed or that is subject to a Revaluation pursuant to Section 4.4 hereof shall, for purposes of determining the Capital Accounts of the Partners (and to the extent not previously reflected in Capital Accounts), be allocated among the Partners as if a taxable disposition of such property had occurred; (y) any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition were equal in amount to the Book Basis with respect to such property as of such date; and (z) in a manner consistent with the requirement of Treasury Regulation section 1.704-1(b)(2)(iv)(g), any deductions for depreciation, cost recovery or amortization attributable to a property contributed to the Partnership or that is subject to Revaluation shall be determined as if the adjusted basis of such property on the date it was contributed or on the date of the Revaluation were equal to its Book Basis.
          “Capital Contribution” shall mean, for any Partner, the amount that such Partner is required to contribute and does so contribute to the capital of the Partnership pursuant to Article III.
          “Certificate” shall mean the Partnership’s Certificate of Limited Partnership on file with the office of the Secretary of State of the State of Delaware.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Fiscal Year” shall mean the period each year from April 1 of a year to March 31 of the next year.
          “General Partner” shall have the meaning given such term in the preamble hereto.
          “Interest” shall mean a Partner’s interest in the Partnership, including the rights to profits and distributions and all other rights and obligations of such Partner hereunder.
          “Limited Partner” shall mean Centex Home Equity Company, LLC, a Delaware limited liability company, and/or any other Person admitted to the Partnership as a Limited

Partner pursuant to the provisions of this Agreement. Each Limited Partner, which is organized as a corporation, association, limited liability company, partnership, joint venture, trust, or other entity or organization, if requested, shall provide a copy of the following documents (including all amendments to such documents from time to time) to the General Partner: formation documents; qualification and withdrawals from various jurisdictions; minutes from all board or other meetings (including completed unanimous written consents), and; any other documents that the General Partner may request from time to time.
          “Net Income” shall mean, for the period of reference, the excess of (A) items of income and gain (including nontaxable items that are adjustments to Capital Accounts) over (B) items of deduction and loss (including nondeductible expense items that are adjustments to Capital Accounts).
          “Net Loss” shall mean, for the period of reference, the excess of (A) items of deduction and loss (including nondeductible expense items that are adjustments to Capital Accounts) over (B) items of income and gain (including nontaxable items that are adjustments to Capital Accounts).
          “Partners” shall mean the General Partner and the Limited Partner. Reference to a “Partner” shall mean any one of the Partners.
          “Percentage Interest” shall mean 1% in the case of the General Partner, and 99% in the case of the Limited Partner.
          “Person” shall mean any individual, corporation, association, limited liability company, partnership, joint venture, trust, estate or other entity or organization.
          “Returns” shall have the meaning given it in Section 8.4(b) hereof. “Revaluation” shall have the meaning given it in Section 4.4 hereof.
          “Specified Agent” shall mean any natural Person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of the General Partner or of any Affiliate of the General Partner and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of the Partnership.
          “Substituted Partner” shall have the meaning given it in Section 9.1(b) hereof.
          “Tax Matters Partner” shall have the same meaning as defined in Section 5.2(b) hereof.
          “Treasury Regulations” shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II
THE PARTNERSHIP AND ITS BUSINESS
          SECTION 2.1 Formation. The parties have formed and are continuing a limited partnership formed pursuant to the provisions of the Act, and the rights and liabilities of the Partners shall be as provided in the Act, except as herein expressly provided.
          SECTION 2.2 Partnership Name. The name of the Partnership shall be Centex Land Vista Ridge Lewisville III, L.P.; provided, however, that the business of the Partnership may be conducted, upon compliance with all applicable laws, under such trade names as the General Partner may deem appropriate or advisable, without notice to the other Partners. The General Partner shall notify all other Partners of a change in the name of the Partnership.
          SECTION 2.3 Term of the Partnership. The term of the Partnership commenced on June 22, 2004 and shall continue until terminated in accordance with the provisions of Articles X and XI hereof.
          SECTION 2.4 Purpose of the Partnership. The purpose of the Partnership shall be to engage in the commercial real estate business and to do all things necessary, appropriate, or advisable in connection with such purpose and to engage in any other lawful business and to carry on any other lawful activity.
          SECTION 2.5 Authority of the Partnership. In order to carry out its purpose, and not in limitation thereof, and as part of its business, but subject to receipt of any consents from the Partners if required by the terms of this Agreement, the Partnership is empowered and authorized to do any and all lawful acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purposes, including, but not limited to, the following:
          (a) engage in any activity, and enter into, perform and carry out, contracts and agreements of any kind necessary to, in connection with, or incidental to, accomplishing the purpose of the Partnership and carrying on its businesses;
          (b) borrow money and issue evidences of indebtedness (including without limitation evidences of indebtedness issued pursuant to the Trust Indenture Act of 1939, as amended, and the Securities Act of 1933, as amended (the “Securities Act”)) in furtherance of the Partnership businesses, and secure any such indebtedness by mortgage, security interest or other lien;
          (c) maintain and operate the Partnership’s assets, including, without limitation, to manage and control subsidiary entities through which the Partnership indirectly conducts business, and to make equity investments in, and loans and advances to, such entities;
          (d) negotiate and conclude agreements for the sale, exchange or other disposition of all or any part of the property of the Partnership;
          (e) hire, compensate and terminate employees, agents, independent contractors, attorneys and accountants;

          (f) bring and defend actions in law or in equity;
          (g) redeem or repurchase any Interests or any notes or other securities or evidences of indebtedness issued by the Partnership, as provided herein; and
          (h) issue additional equity interests in the Partnership as permitted by this Agreement.
          SECTION 2.6 Principal Place of Business. The location of the principal place of business of the Partnership shall be 2728 North Harwood St., Dallas, Texas 75201, or such other place as may be selected from time to time by the General Partner, with written notice to all Partners. The General Partner will cause the Partnership to become registered as a limited partnership in each jurisdiction in which the Partnership conducts business. The Partnership may maintain such other offices at such other places as the General Partner deems advisable with written notice to all Partners and shall take any steps as are necessary to name an agent for service of process in accordance with the laws of the jurisdictions where such offices are located.
ARTICLE III
CAPITAL CONTRIBUTIONS
          SECTION 3.1 Capital Contributions by General Partner. Centex Land Vista Ridge Lewisville III General Partner, LLC, as General Partner, shall contribute to the capital of the Partnership, as soon as practicable after the date hereof, cash in the amount of $1.00.
          SECTION 3.2 Capital Contributions by Limited Partner. Centex Home Equity Company, LLC, as Limited Partner, shall shall contribute to the capital of the Partnership, as soon as practicable after the date hereof, cash in the amount of $99.00.
          SECTION 3.3 Additional Contributions. There shall be no mandatory assessments for Capital Contributions by the Partners to the Partnership. At no time during the term of the Partnership or upon the dissolution and liquidation of the Partnership shall a Partner have any obligation to the Partnership or to any other Partner to restore a negative balance in its Capital Account.
          (a) Subject to the terms hereof, the General Partner may from time to time contribute capital to the Partnership, and may issue additional Interests on such terms and for such consideration as the General Partner shall determine, without the consent of the Limited Partner; provided, however, that rights of the Limited Partner are not affected thereby.
          (b) Upon the issuance of additional Interests, the General Partner shall, to the extent necessary, amend this Agreement and the Certificate pursuant to Article XII hereof and shall make all filings and take all other actions that may be required by law or this Agreement.
          SECTION 3.4 Partner Loans. Except as prohibited by applicable credit agreements, indentures or other agreements to which the Partnership is party, the General Partner shall be permitted to make loans to the Partnership on such terms that the General Partner chooses, subject only to applicable usury prohibitions.

          SECTION 3.5 Withdrawal of Contributions. Except in accordance with the terms hereof, no Partner shall have the right to withdraw from the Partnership or to demand a return of all or any part of its Capital Contribution during the term of the Partnership, and any return of such Capital Contribution shall be made solely from the assets of the Partnership.
ARTICLE IV
DISTRIBUTIONS, PROFITS AND LOSSES
          SECTION 4.1 Distributions.
          (a) All cash available for distributions after due provision is made for operating expenses, debt service, budgeted capital expenditures, reasonable reserves for working capital and Partnership liabilities, contingent or otherwise, in each case as determined in good faith by the General Partner, and subject to any restrictions imposed by any loan document or instrument evidencing indebtedness of the Partnership, may be distributed, from time to time, at the discretion of the General Partner.
          Unless additional Interests with differing preference rights have been issued pursuant to Section 3.3 hereof, and except as otherwise required pursuant to this Section 4.1, distributions shall be made to the Partners according to their Percentage Interests.
          (b) Notwithstanding Section 4.1(a), cash or property of the Partnership available for distribution upon the dissolution and liquidation of the Partnership (including cash received upon the sale or other disposition of assets in anticipation of liquidation) shall be distributed as provided in accordance with the provisions of Section 11.2 or 11.3 hereof, as applicable.
          SECTION 4.2 Allocations of Partnership Profits and Losses.
          (a) Allocation of Profits and Losses. Except as otherwise provided in this Article IV and Section 11.2(b) hereof, Partnership Net Income and Net Loss for each Fiscal Year (or partial Fiscal Year, if required) shall be allocated among the Partners as follows:
     (i) Net Income shall be allocated:
     (A) First, to the Partners in accordance with their negative Capital Account balances until no Partner has a negative Capital Account balance; then
     (B) To the Partners in the smallest amount necessary to bring all Partners’ Capital Accounts into the ratio of their Percentage Interests; and
     (C) Thereafter, to the Partners in accordance with their Percentage Interests.

     (ii) Net Loss shall be allocated:
     (A) To the Partners in accordance with their Percentage Interests, until each such Partner’s Capital Account does not exceed zero; and
     (B) Thereafter, to the General Partner.
          (b) Limitations on Allocation of Losses. Any allocation of loss, expense or deduction pursuant to Section 4.2(a)(ii) that would cause or increase a deficit balance in a Limited Partner’s Adjusted Capital Account as of the end of the Fiscal Year to which such allocation relates shall be reallocated to the General Partner.
          (c) Qualified Income Offset. If any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in such Partner’s Adjusted Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Limited Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 4.2 have been tentatively made as if this Section 4.2(c) were not in the Agreement.
          (d) Adjusted Capital Account. A Partner’s “Adjusted Capital Account” shall mean such Partner’s Capital Account after:
     (i) crediting to such Capital Account any amounts which such Partner is obligated to restore to the Partnership pursuant to Treasury Regulations section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (ii) debiting from such Capital Account the items described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
          The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          (e) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4.2, if there is a net decrease in Partnership Minimum Gain (as defined in Treasury Regulations section 1.704-2(d)) for any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and if necessary, for succeeding years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g); provided, however, that this Section 4.2(e) shall not apply to the extent the circumstances described in Treasury

Regulations sections 1.7042(f)(2), 1.704-2(f)(3), 1.704-2(f)(4) or 1.704-2(f)(5) exist. Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items of Partnership income and gain to be allocated pursuant to this Section 4.2(e) shall be determined in accordance with Treasury Regulations section 1.704-2(f)(6). This Section 4.2(e) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith.
          (f) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4.2, if during any Fiscal Year there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as defined in Treasury Regulations section 1.7042(i)(2)), any Partner with a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations section 1.7042(i)(5) as of the beginning of such Fiscal Year) must be allocated items of Partnership income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations section 1.704-2(i)(4)); provided, however, that this Section 4.2(f) shall not apply to the extent the circumstances described in the third and fifth sentences of Treasury Regulations section 1.704-2(i)(4) exist. Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. This Section 4.2(f) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(i)(4) and shall be interpreted consistently therewith.
          (g) Nonrecourse Deductions. Nonrecourse deductions (as defined in Treasury Regulations section 1.704-2(b)(1)) shall be allocated among the Partners in accordance with their Percentage Interests.
          (h) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions (as defined in Treasury Regulations section 1.704-2(i)(1)) for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i). Partner Nonrecourse Debt shall have the meaning set forth in Treasury Regulations section 1.704-2(b)(4).
          (i) Section 754 Adjustment. To the extent any adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treasury Regulations section 1.7041(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
          (j) Allocations Pursuant to Section 704(c) of the Code. If Partnership property is reflected in the Capital Accounts of the Partners at a Book Basis that differs from the adjusted tax basis of such property, allocations of depreciation, amortization, income, gain or loss with respect to such property, as computed for income tax purposes, shall be made among the Partners in a manner which takes such difference into account in accordance with Code section 704(c) and the Treasury Regulations thereunder.
          (k) Curative Allocations. If any items of income and gain (including gross income or gain) or loss and deduction are allocated to a Partner pursuant to the provisions of this Section 4.2 other than Sections 4.2(b) and (c), then, prior to any subsequent allocation pursuant to Section 4.2(b), items of income and gain (including gross income or gain) and items of loss and deduction for such subsequent periods or years shall be allocated to the Partners in a manner designed to result in each Partner having a Capital Account balance equal to what such Capital Account balance would have been had such allocation of items of income and gain (including gross income or gain) or loss, expense and deduction not occurred under the preceding provisions of Section 4.2 other than Sections 4.2(a) and (b).
          (l) Minimum Allocation to General Partner. If, at any time, the allocation provisions of this Agreement do not result in the General Partner receiving in the aggregate an allocation of at least one percent of all the partnership items of income, gain, loss, expense, deduction or credit, then this Section 4.2(1) shall become operative and cause the General Partner to be allocated pro rata so much of each of those items as will cause the General Partner in the aggregate to be allocated at all times one percent of each of those items.
          SECTION 4.3 Allocation in Event of Transfer. If an interest in the Partnership is transferred in accordance with Article IX of this Agreement, there shall be allocated to each Partner who holds the transferred interest during the Fiscal Year of transfer the product of (A) the Partnership’s income, gain, loss and deduction allocable to such transferred interest for such Fiscal Year and (B) a fraction, the numerator of which is the number of days such Partner held the transferred interest during such Fiscal Year and the denominator of which is the total number of days in such Fiscal Year provided, however, that the General Partner may, in its reasonable discretion, cause such income, gain, loss and deduction to be allocated by the closing of the books method if so requested by both the transferor and transferee Partners. Such allocation shall be made without regard to the date, amount or recipient of any distributions which may have been made with respect to such transferred interest. As of the date of such transfer, the transferee Partner shall succeed to the Capital Account of the transferor Partner with respect to the transferred interest.
          SECTION 4.4 Revaluations of Capital Accounts. If an event described in Treasury Regulations section 1.704-1(b)(2)(iv)(f)(5) occurs, the General Partner shall have the right to revalue the Capital Accounts of the Partners in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(f) (a “Revaluation”). In the event of a Revaluation, the General Partner shall adjust the allocation provisions of this Article IV in a manner consistent with the terms of this Article IV and the provisions of sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.
ARTICLE V
MANAGEMENT
          SECTION 5.1 Rights and Duties of Partners. Except as provided by the Act or as specifically provided herein, no Limited Partner shall take any part in the control, management,

direction or operation of the affairs of the Partnership or have any power to act for or bind the Partnership. At all times the sole control and management of the Partnership shall rest with the General Partner. No prior consent or approval of any Limited Partner shall be required in respect of any act or transaction to be taken by the General Partner for the Partnership unless otherwise expressly provided in this Agreement or required by applicable law.
          SECTION 5.2 Powers of General Partner.
          (a) The General Partner shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership’s business shall rest exclusively with the General Partner, who shall not be required to seek the approval of or give prior notice to the Limited Partner for the taking of any action in furtherance of the purposes of the Partnership, subject to the terms and conditions of this Agreement and the requirements of applicable law.
          (b) The General Partner is hereby designated as the “Tax Matters Partner” in accordance with section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to fully perform hereunder, including, without limitation, the power to retain all attorneys and accountants of its choice. The General Partner, as the “Tax Matters Partner,” shall be entitled to take such actions on behalf of the Partnership in any and all proceedings with the Internal Revenue Service as it, in its reasonable business judgment, deems to be in the best interests of the Partnership without regard to whether such actions result in a settlement of tax matters favorable to some Partners (including the General Partner) and adverse to other Partners. The General Partner shall give notice to each Limited Partner of a Partnership audit. The designation made in this paragraph is hereby expressly consented to by each Partner as an express condition to becoming a Partner. The General Partner shall be entitled to be reimbursed by the Partnership for all costs and expenses incurred by it in connection with any proceedings with the Internal Revenue Service with respect to the Partnership and to be indemnified by the Partnership (solely out of Partnership assets) with respect to any action brought against it in connection with the judgment or settlement of any such proceeding.
          (c) Nothing herein contained shall be construed to require any assignee, mortgagee, grantee, optionee, lessee or other person to inquire as to the authority of the General Partner to do any act, and any contract, assignment, mortgage or conveyance executed by the General Partner shall bind the Partnership.
          SECTION 5.3 Holding of Title. Title to all Partnership assets shall be held in the name of the Partnership.
          SECTION 5.4 Exculpation and Indemnification.
          (a) Neither the General Partner, any Affiliate of the General Partner, nor any Specified Agent shall be liable, in damages or otherwise, to the Partnership or to any of the Limited Partner and neither the Partnership nor any Limited Partner shall take any action against the General Partner, any Affiliate of the General Partner, or any Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by it pursuant to the authority granted by this Agreement or otherwise performed on behalf of the Partnership if the General Partner, such Affiliate, or such Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of the Partnership. Each Limited Partner shall look solely to the assets of the Partnership for return of its investment, and if the property of the Partnership remaining after the discharge of the debts and liabilities of the Partnership is insufficient to return such investment, such Limited Partner shall have no recourse against the General Partner, or its Affiliates, any Specified Agent, or any other Limited Partner, except as expressly provided herein; provided, however, that the foregoing shall not relieve the General Partner of its fiduciary duty or duty of fair dealing to the Limited Partner under applicable law or as provided for herein.
          (b) In any threatened, pending or completed claim, action, suit or proceeding to which the General Partner, any Affiliate of the General Partner, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that it is or was engaged in activities on behalf of the Partnership, including without limitation any action or proceeding brought under the Securities Act against the General Partner or any of its Affiliates, or any Specified Agent relating to the Partnership, the Partnership shall indemnify and hold harmless the General Partner, any such Affiliates, and any Specified Agents against losses, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that neither the General Partner, any Affiliate of the General Partner, nor any Specified Agent, shall be indemnified for actions constituting bad faith, willful misconduct or fraud. Any act or omission by the General Partner, any of its Affiliates, or any Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by the General Partner, such Affiliate, or such Specified Agents, as applicable, shall not constitute bad faith, willful misconduct or fraud on the part of the General Partner, such Affiliate, or such Specified Agent.
          (c) The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the General Partner’s, its Affiliates’ or any Specified Agents’ act or failure to act constituted bad faith, willful misconduct or fraud under this Agreement.
          (d) Any such indemnification under this Section 5.4 shall be recoverable only out of the assets of the Partnership and not from any Partner.
          SECTION 5.5 Permitted Transactions.
          (a) Any Limited Partner, the General Partner, or any Affiliate thereof, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, including, but not limited to, the residential real estate business in all of its phases, which shall include, without limitation, the acquisition, ownership, operation and management of properties, assets or rights used in such businesses, and neither the Partnership nor any Partner shall have any rights in or to such independent ventures or the income or profits derived therefrom, nor shall any Partner have any obligation to any other partner with respect to any such enterprise or related transaction not entered into by the Partnership.

          (b) Nothing in this Agreement shall preclude the General Partner from acquiring, owning, operating and managing any real property for its own account, whether or not such real property is first offered to and rejected by the Partnership.
          (c) Nothing in this Agreement shall preclude transactions between the Partnership and the General Partner, an Affiliate or Affiliates of the General Partner or shall preclude any of such Persons from acting in and for its or their own account, provided the transactions are on terms that are no less favorable than could generally be obtained in comparable transactions with unrelated third parties.
          SECTION 5.6 Sale of Partnership Assets and Interests. The General Partner is hereby authorized to negotiate the sale, exchange or other disposition of all or substantially all the assets of the Partnership and of all the Partners’ interests in the Partnership and to take all steps necessary to effect the sale, exchange or other disposition of such assets and interests.
ARTICLE VI
COMPENSATION AND OPERATING COSTS
          SECTION 6.1 Compensation. The General Partner, or others acting on its behalf, will be reimbursed for all sums advanced for the account of the Partnership incurred in connection with the organization and other related expenses of the Partnership.
          SECTION 6.2 Expenses and Operating Casts. The Partnership shall pay or cause to be paid all costs and expenses incurred by the Partnership or the General Partner in pursuing and conducting, or otherwise relating to, the business of the Partnership, including, without limitation, all costs and expenses incurred in connection with the formation and organization of the Partnership and the purchase of the holdings of the Partnership.
ARTICLE VII
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNER
          No Limited Partner shall have any personal liability with respect to the liabilities or obligations of the Partnership, except to the extent that it assumes any of the debts of the Partnership; and no Limited Partner shall be personally liable or obligated, except as otherwise required by law, either (i) to pay to the Partnership or to any creditor of the Partnership or any other Partner any deficiency in its Capital Account, or (ii) to return to the Partnership or to pay any creditor or any other Partner the amount of any return to it of its Capital Contribution or other distribution made to it.
ARTICLE VIII
ACCOUNTS
          SECTION 8.1 Books and Records. The General Partner shall maintain or cause to be maintained complete and accurate books of account of the Partnership’s affairs and all other records required to be maintained by the Partnership at the Partnership’s principal office. Such books shall be kept on the accrual method. The General Partner shall permit free access to and the copying of all records of the Partnership after adequate notice, at any reasonable time and for reasonable Partnership purposes in accordance with the Act, to and by any Limited Partner or its representative.
          SECTION 8.2 Partners’ Accounts. A separate Capital Account shall be maintained for each Partner.
          SECTION 8.3 Deposit of Partnership Funds. All revenues, assessments, bank loan proceeds and other receipts will be deposited and maintained in an account or accounts established by the General Partner for Partnership purposes, and all expenses, costs and the like will be paid from such account or accounts. Partnership revenue and proceeds of borrowing by the Partnership will be maintained on deposit (including time deposits) in interest-bearing and non-interest bearing bank deposits, money market funds, government obligations, short-term debt securities, short-term commercial paper and such long-term debt securities or preferred stock in which a member of the New York Stock Exchange makes a regular market as the General Partner deems appropriate. Any interest or other income generated by such deposits or investments will be for the Partnership’s account. Partnership funds from any of the various sources mentioned above may be commingled with other Partnership funds, but not with separate funds of the General Partner or any of its Affiliates or any other Person, and may be withdrawn, expended and distributed only as authorized by the terms and provisions of this Agreement.
          SECTION 8.4 Returns and Audits.
          (a) Prior to December 15 of each year, the General Partner shall provide each Partner with an information letter with respect to its distributive share of income, gain, deduction, losses and credits, as the case may be, for income tax reporting purposes for the previous Fiscal Year, together with any other information concerning the Partnership necessary for the preparation of a Partner’s income tax return, including Form K-1 for the Partnership.
          (b) The General Partner shall prepare or cause to be prepared all federal, state and local tax returns of the Partnership (the “Returns”) for each year for which such Returns are required to be filed. To the extent permitted by law, for purposes of preparing the Returns, the Partnership shall use the Fiscal Year. The General Partner shall promptly notify each Limited Partner of any Partnership audits by the Internal Revenue Service or any state or local taxing authority.
ARTICLE IX
TRANSFER OF INTERESTS
          SECTION 9.1 Transfer of Partnership Interests.
          (a) No Partner may transfer its Interest (or any part thereof or interest therein) if such transfer would result in a termination of the Partnership under section 708(b) of the Code.
          (b) Subject to Section 9.1(a) hereof, a Partner may transfer its Interest, or any part thereof or interest therein, to any Person, and an assignee (including, without limitation, any transferee, heir, legatee or purchaser) of such Interest shall be substituted as a Partner (a

“Substituted Partner”); provided, however, that as a condition of any such transfer and substitution, the assignee shall have:
     (i) obtained written consent from the General Partner, which consent shall be given or withheld in the sole discretion of the General Partner,
     (ii) accepted and assumed, in a form reasonably satisfactory to the General Partner, all terms and provisions of this Agreement,
     (iii) executed transfer documents satisfactory to the General Partner,
     (iv) provided such opinions of counsel as the General Partner may reasonably require that such assignment of such Interest in the Partnership (A) does not violate any registration or similar provision of any federal or state securities or comparable law and (B) does not result in a change in control of the Partnership, and
     (v) executed such other documents or instruments as the General Partner may reasonably require to effect the admission of such assignee as a Substituted Partner.
          (c) The term “Partner” shall include the assignee of a partnership interest in the Partnership only if such assignee shall become a Substituted Partner in accordance with this Agreement.
          (d) Subject to the terms hereof, the General Partner is empowered to amend the Partnership Agreement, without the consent of the Limited Partner, to reflect the admission of any person as a Partner pursuant to this Section 9.1 hereof.
          SECTION 9.2 Amendment of Certificate. After a Person has become a Substituted Partner, the General Partner shall cause an amendment to the Certificate to be prepared, and recorded promptly, if such amendment is required by the Act or other applicable law. However, the Partnership shall recognize the assignee of the Partnership Interest by no later than ten days after the date on which such assignee satisfies the conditions of this Article IX, even if such an amendment to the amended Certificate is not filed or is filed subsequently.
ARTICLE X
EVENTS OF DISSOLUTION
          (a) The Partnership shall dissolve upon the earliest to occur of:
     (i) an election to dissolve the Partnership made in writing by all Partners;
     (ii) the dissolution, withdrawal or Bankruptcy of the General Partner, provided that the business of the Partnership will be continued if within 90 days thereafter holders of a majority of the other Partners, by Percentage Interest, agree in writing to continue the business of the Partnership and select one or more Persons to be the new General Partner of the Partnership; or
     (iii) any other event (other than any event described in this paragraph (b) that, under the Act, would cause the dissolution of the Partnership.
          (b) For purposes of this Agreement, the term “Bankruptcy” shall mean the commencement by such Person of a voluntary ease or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against it which shall continue and remain unstayed and in effect for a period of 60 consecutive days, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Person or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.
ARTICLE XI
DISSOLUTION AND TERMINATION
          SECTION 11.1 Final Accounting. In case of the dissolution, liquidation and termination of the Partnership, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, liquidation and termination.
          SECTION 11.2 Liquidation.
          (a) Upon the dissolution and termination of the Partnership, the General Partner, or, in the case of its having undergone an event leading to a dissolution and termination of the General Partner, a Person selected by the General Partner shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and businesslike manner. All income, gain, loss or deduction for the Fiscal Year ending with the termination of the Partnership (including, without limitation, gain or loss from the sale, exchange or transfer of all or substantially all of the assets of the Partnership) shall be allocated to the Partners and the balances of their respective Capital Accounts determined prior to the distributions provided in Section 11.2(b) hereof.
          (b) The proceeds of liquidation shall be:
     (i) First, applied to the payment of the debts and liabilities of the Partnership (other than indebtedness to Partners), the expenses of liquidation, and to the establishment of such reserves as any liquidator may reasonably deem necessary for potential or contingent liabilities of the Partnership; and

     (ii) Next, applied to the payment of indebtedness to Partners; and
     (iii) Thereafter, distributed to the Partners in accordance with each Partner’s positive Capital Account balance.
          SECTION 11.3 Distribution in Kind. If the liquidator shall determine that notes or securities of the Partnership resulting from a sale of Partnership assets should be distributed in kind to the Partners, it shall ascertain the fair market value of such notes or securities as of a date reasonably close to the date of liquidation. Distribution of any such assets in kind to a Partner shall be considered a distribution of an amount equal to the assets’ fair market value for purposes of Section 11.2 hereof. Notwithstanding anything herein to the contrary, the liquidator shall not distribute Partnership assets, other than cash or notes or securities received from the sale of the Partnership assets, in kind to the Partners.
          SECTION 11.4 Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided in this Article X, the Partnership shall be terminated, and the Person acting as liquidator (or the Partners, if necessary) shall cause the cancellation of the Certificate and all amendments thereto, and shall take such other actions as may be necessary or appropriate to terminate the Partnership.
ARTICLE XII
AMENDMENT TO AGREEMENT
          No amendment to this Agreement shall be made without the written consent of all Partners if such amendment would (i) alter the limited liability of any Limited Partner or cause the Partnership to become a general partnership; (ii) increase the obligations of any Partner to the Partnership, including the obligation to make any Capital Contributions; (iii) reduce the number of votes of Partners required to take any action requiring the consent of the Partners under this Agreement; (iv) after the allocation of profits, losses or distributions of cash; or (v) alter the provisions of Sections 3.2, 3.3 or 9.1 hereof, or this Article XI. Subject to the foregoing sentence, any other amendments may be made with the written consent of the General Partner. Any amendment made hereunder shall be effective as of the date specified in such amendment. The General Partner shall give written notice to all Partners promptly after any such amendment has been adopted, which notice shall summarize the amendment.
ARTICLE XIII
GENERAL PROVISIONS
          SECTION 13.1 Method for Notices. All notices hereunder shall be sent to a Partner by certified mail, first-class mail, reputable air courier, telex, telecopier or by hand delivery addressed to such Partner at the principal place of business of the Partnership set forth in Section 2.6 hereof; provided, however, that notices hereunder may be given via telephone if confirmed promptly thereafter in writing sent by certified mail, reputable air courier or by hand delivery. Any Limited Partner may from time to time give notice changing its address for this purpose by giving notice to the General Partner. The General Partner shall give notice to all Partners of any change in its address. All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; two business days after being deposited in the mail, or air courier, postage prepaid, if mailed; when answered back, if telexed; and when receipt acknowledged, if telecopied. Notice given via telephone shall be effective on the date of such telephone call, if confirmed in writing as aforesaid.
          SECTION 13.2 Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.
          SECTION 13.3 Titles and Captions. All Article, Section or paragraph titles or captions contained in this Agreement and the order of Articles, Sections and paragraphs are for convenience only and shall not be deemed part of this Agreement.
          SECTION 13.4 Pronouns, Singular and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine and neuter as the identity of the person or persons may require, and all nouns, pronouns and verbs shall be singular or plural as the context or the identity of persons may require.
          SECTION 13.5 Further Action. The parties shall execute and deliver all documents, provide all information and take, or forbear from, all such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
          SECTION 13.6 Applicable Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Delaware without giving effect to any conflict-of-laws rule or principle that would result in the application of the laws of another jurisdiction.
          SECTION 13.7 Entire Agreement. This Agreement contains the entire understanding between and among the, parties and supersedes any prior written or oral and any contemporaneous oral understandings and agreements between and among them respecting the subject matter of this Agreement.
          SECTION 13.8 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties.
          SECTION 13.9 Construction. Except as provided in Section 5.4 hereof, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditors of the Partnership or other third parties. No provision of this Agreement may be waived except by a writing specifically waiving such provision and executed by the party chargeable with such waiver.
          SECTION 13.10 Severability. If any provision or part of any provision of this Agreement shall be invalid or unenforceable in any respect, such provision or part of any provisions shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

          SECTION 13.11 Counterparts. This Agreement may be executed in several counterparts and, as so executed, shall constitute one agreement, binding on all the parties hereto, even though all the parties are not signatory to the original or the same counterpart.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first written above.

GENERAL PARTNER: CENTEX LAND VISTA RIDGE LEWISVILLE III GENERAL PARTNER, LLC a Delaware limited liability company
By:	/s/ Anthony H. Barone
	Name:	Anthony H. Barone
	Title:	President and Chief Executive Officer
	Address:	2728 N. Harwood Dallas, Texas 75201-1516

LIMITED PARTNER: CENTEX HOME EQUITY COMPANY, LLC a Delaware limited liability company
By:	/s/ Anthony H. Barone
	Name:	Anthony H. Barone
	Title:	President and Chief Executive Officer
	Address:	2728 N. Harwood Dallas, Texas 75201-1516